Inuvo, Inc.
2015 Long-Term Equity Incentive Program
Pursuant to the 2010 Equity Compensation Plan

This is the 2015 Long-Term Equity Compensation Program (the “Program”) adopted by the Compensation Committee of the Board of Directors of Inuvo, Inc. on July 27, 2015. The Program is not a separate equity compensation plan; rather, awards pursuant to the Program will be made under the Company’s 2010 Equity Compensation Plan, as amended (the “2010 Plan”). This Program provides the basis for stock grants under the 2010 Plan to existing employees and individuals who become employed by the Company in the future. The Program covers a performance period from the date the Program is adopted through June 30, 2018. If there is any inconsistency between this Program and the 2010 Plan, the terms of the 2010 Plan will control.

Participation in the Program:

Participation in the Program is limited to employees of Inuvo. Subsequent grants may be made by the Compensation Committee or the Chief Executive Officer pursuant to the other terms of the Program. The Chief Executive Officer may make additional grants in connection with promotions, responsibility changes, and similar events as well as make grants to new employees, provided, however, Chief Executive Officer shall not make any additional grants to the Executive Officers on Exhibit A without the prior approval of the Compensation Committee. If any grants are made by the Chief Executive Officer they shall be consistent with the level and type of grants set forth on Exhibit A and shall be reported to the Compensation Committee at the next Compensation Committee meeting or the next meeting of the Company's Board of Directors, whichever occurs first.

For the avoidance of doubt, nothing in this Program or the 2010 Plan gives any employee of the Company the right to continued employment with the Company.

Shares Available for RSU Grants:

The number of shares of the Company's common stock available for grant under the Program shall be 1,000,000. Up to 700,000 shares shall be Performance Based RSU Grants and up to 300,000 shares shall be Service Based RSU Grants. Grants to individual participants in the Program shall be composed of 70% Performance Based RSU Grants and 30% Service Based RSU Grants.

Performance Based RSU Grants:

Vesting of Performance Based RSU Grants is based on the performance criteria set forth on Exhibit B hereto.

Vesting of Performance Based RSU Grants awarded under the Program is contingent upon continued employment with the Company and the Performance Based RSU Grants will terminate upon separation of employment from the Company for any reason, unless otherwise specified in any other agreement on record.

The Compensation Committee shall determine, in writing, that the Performance Goal has been met prior to the settlement of the Performance Based RSU Grants. Such determination shall take place within five (5) business days of completion of the independent accountants’ review of the Company’s financial statements following the Measurement Date.

It is intended that any RSUs granted under the Program will at all times satisfy the “short-term deferral” exception or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The terms of any RSUs granted under the Program will be such that any such grant satisfies such short-term deferral exception or otherwise complies with Code Section 409A.
Performance Based RSUs issued under the Program are subject to recoupment in the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that Performance Based RSUs issued and vested hereunder would not have vested based on such restated results. The Committee is authorized to interpret and construe this provision and to make all determinations necessary, appropriate or advisable for the administration of the Program. It is intended that this provision be interpreted in a manner that is consistent with the requirements of Section10D of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s shares are listed. The Committee may amend this provision from time to time in its discretion and as it deems necessary to reflect regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s shares are listed. Any right of recoupment under this provision is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Service Based RSU Grants

Service Based RSU Grants will vest on the following schedule:

1.    For Service Based RSU Grants granted on July 27, 2015:

July 27, 2016    25%
July 27, 2017    25%
July 27, 2018    50%

2.    Service Based RSU Grants granted after July 27, 2015 shall vest at the rate of 25% per year from the date of grant for the first two years of service and 50% for the third year of service.

Vesting of Service Based RSU Grants awarded under the Program is contingent upon continued employment with the Company and the Service Based RSU Grants will terminate upon separation of employment from the Company for any reason, unless otherwise specified in any other agreement on record.

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